Exhibit 10.1

September 20, 2018

Adam Elster

Re:	Offer of Employment

Dear Adam:

On behalf of Majesco (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company, working out of the Company’s principal offices in Morristown, New Jersey. Your employment will be effective as of October 1, 2018 (the “Effective Date”).

The terms that will apply to your employment with the Company are as follows:

1.    Position and Duties. Commencing on the Effective Date, you will be employed by the Company on a full-time basis as its Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). In addition, you will be appointed to the Board on the Effective Date and nominated for election upon expiration of your term as a director while you serve as Chief Executive Officer of the Company. Upon your cessation of service as the Company’s Chief Executive Officer, unless otherwise agreed between you and the Company, you will be deemed to have voluntarily resigned as a member of the Board, as a member of the board of any subsidiary of the Company of which you are then a member and as an officer of the Company or any of its subsidiaries of which you are an officer, effective immediately.

You agree to perform the duties and responsibilities of your positions in good faith, and such other duties and responsibilities not materially inconsistent with your positions, as will from time to time be assigned to you by the Board. You will have the authority commensurate with your position and all employees of the Company will report to you or your, direct or indirect, subordinate, provided the chief financial officer, general counsel and chief compliance officer (or persons performing substantially similar functions) will also report to the Board (and/or one of its committees) on a dotted line basis. You agree that, while employed by the Company, you will devote your full business time and efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company; provided, however, you will be permitted to (i) engage in charitable and civic activities (with prior notice to and approval by the Board, which approval will not be unreasonably withheld, required before serving as a member of the board of directors of any not-for-profit organization), (ii) serve on up to two outside boards of entities which do not compete or otherwise are adverse in interest to the Company or any of its affiliates (with prior notice to and approval by the Board, which approval will not be unreasonably withheld), and (iii) manage your personal and family financial matters, in each case, to the extent such activities do not individually or in the aggregate materially interfere with your duties and responsibilities to the Company or create any actual or potential conflict of interests with the Company’s business. As of the Effective Date, the Board approves of your continued involvement in the activities listed on Schedule A attached hereto.

2.    Base Salary and Annual Bonus. During your employment with the Company, you will receive a base salary (as increased from time to time, “Base Salary”) at a rate of $500,000 per year, less applicable tax and other withholdings and deductions required by law, payable in accordance with the Company’s payroll practices in effect from time to time. Your Base Salary will be subject to periodic review by the Board or the Compensation Committee of the Board (the “Committee”) for increase, but not decrease.

For each calendar year of your employment, you will be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) under the applicable Company’s annual bonus plan having a target amount equal to 100% of your then current Base Salary, but subject to a higher or lower Annual Bonus amount based on achievement of performance goals. The Annual Bonus will be subject to pro-ration for any period of employment of less than a full calendar year. The Annual Bonus will be subject to the achievement of Company and individual performance goals established by the Board or the Committee in consultation with you. The actual amount of the Annual Bonus, if any, will be determined in the good faith discretion of the Board (or the Committee) based on achievement of performance goals. Except as otherwise provided herein, you must be employed by the Company on the day that the Annual Bonus (if any) for a fiscal year is paid in order to earn and receive such Annual Bonus. Any earned Annual Bonus will be subject to standard payroll deductions and withholdings, and paid no later two and a half months after the end of the Company’s fiscal year to which the Annual Bonus relates.

3.    Equity Compensation.

a.    Sign-On RSUs. On the Effective Date, or as soon thereafter as reasonably practicable, you will receive a grant of 300,000 time-vesting restricted stock units (the “Sign-On RSUs”). The Sign-On RSUs will be granted under the Majesco 2015 Equity Incentive Plan, as amended (the “Plan”). The Sign-On RSUs will vest in three equal installments on the first, second and third anniversaries of the grant date, subject to your continued employment except as otherwise provided herein. The full terms and conditions applicable to the Sign-On RSUs will be set forth in an applicable award agreement under the Plan substantially in the form attached hereto as Exhibit A.

b.    Annual RSUs. In addition to the Sign-On RSUs, annually, during your employment with the Company, you may, subject to achievement of the below described performance criteria, receive additional grants of time-vesting restricted stock units under the Plan, or a successor plan (the “Annual RSUs”). You may receive two Annual RSU grants, an Annul RSU granted based on appreciation in the Company’s stock price (“Annual Stock Appreciation RSUs”) and an Annual RSU granted based on achievement of financial or other performance metrics established by the Board in consultation with you (“Annual Performance RSUs”). The Annual RSUs will vest in three substantially equal annual installments beginning on the first anniversary of the Annual RSU award’s grant date, subject to your continued employment. The full terms and conditions applicable to the Annual RSUs will be set forth in an applicable award agreement under the Plan substantially in the form attached hereto as Exhibit A.

i.  Annual Stock Appreciation RSUs. If the Company’s stock price increases during the Applicable Measurement Period (as defined below) (measured based on the weighted average closing price for the stock over the 10 trading days immediately prior to the beginning of the Applicable Measurement Period and the weighted average closing price for the stock over the 10 trading days immediately following the end of the Applicable Measurement Period) by (i) 150% or more (“Maximum Stock Performance”), you will receive Annual Stock Appreciation RSUs for such Applicable Measurement Period having a grant date fair value of $2,625.000, (ii) 135% or more (“Target Stock Performance”), you will receive Annual Stock Appreciation RSUs for such Applicable Measurement Period having a grant date fair value of $1,875,000, and (ii) 125% (“Threshold Stock Performance”), you will receive Annual Stock Appreciation RSUs for such Applicable Measurement Period having a grant date fair value of $937,000. In the event the performance criteria is achieved between Threshold Stock Performance and Target Stock Performance or between Target Stock Performance and Maximum Stock Performance, the number of Annual Stock Appreciation RSUs that will be granted will be determined based on a straight line interpolation basis between these points. Annual Stock Appreciation RSUs will be granted to you within 30 days of the last day of the Applicable Measurement Period. The above described hurdles of 150%, 135% and 125% may be annually (following the first Applicable Measurement Period) adjusted by the Board in consultation with you and may relate to performance criteria unrelated to stock price.

ii.   Annual Performance RSUs. If you and/or the Company achieve annual performance criteria set by the Board in consultation with you (for avoidance of doubt, such performance criteria will not necessarily be tied to budget performance) for a full fiscal year that you are employed by the Company (starting with the first full fiscal year commencing immediately following the Effective Date), (i) at maximum performance (“Maximum Performance”), you will receive Annual Performance RSUs for such applicable fiscal year having a grant date fair value of $875,000, (ii) at target performance (“Target Performance”), you will receive Annual Performance RSUs for such applicable fiscal year having a grant date fair value of $625,000, and (iii) at threshold performance (“Threshold Performance”), you will receive Annual Performance RSUs for such applicable fiscal year having a grant date fair value of $312,500. In the event the performance criteria is achieved between Threshold Performance and Target Performance or between Target Performance and Maximum Performance, the number of Annual Performance RSUs that will be granted will be determined based on a straight line interpolation basis between these two points. Annual Performance RSU’s will be granted to you within two and a half months following the completion of the applicable fiscal year.

iii. The “Applicable Measurement Period” means each 12 month period commencing on the Effective Date (or with respect to the following Applicable Measurement Periods, the applicable anniversary of the Effective Date) and ending on the immediately following anniversary of the Effective Date.

4.    Benefit Plans and Programs. You will be eligible to participate in the Company’s benefits and benefit plans and programs in effect from time to time, subject to the terms of any and all plan documents. The Company reserves the right, in its sole discretion, to amend, change or discontinue, in whole or in part, any and all of its benefits and/or benefit plans and programs, at any time for any reason. The Company will reimburse you for all reasonable business expenses you incur in the performance of your duties, subject to the terms of the Company’s expense reimbursement policies in effect from time to time applicable to senior executives. You will be entitled to paid vacation in accordance with the Company’s policies.

5.    At-Will Employment. Your employment with the Company will, at all times, be on an “at-will” basis. This means that your employment is not for a fixed term or definite period. Rather, your employment can be terminated at any time, for any or no reason, with or without cause or notice, and you may resign at any time with or without reason. The at-will nature of the employment relationship cannot be changed except in a separate, individualized, written agreement signed by you and the Company.

6.    Termination. In the event your employment with the Company terminates for any reason, the Company will pay you (i) unpaid Base Salary through the termination date, payable in accordance with the Company’s payroll practices, (ii) unreimbursed business expenses, payable in accordance with and subject to the terms of the Company’s expense reimbursement policies, (iii) any vested non-forfeitable amounts owing or accrued as of the termination date under the Company’s benefit plans or programs in which you participated, (iv) except in the event of your termination by the Company for Cause (as defined below) or resignation without Good Reason (as defined below), any earned but unpaid Annual Bonus for the Company’s fiscal year preceding the fiscal year in which your termination occurs, and (v) except in the event of your termination by the Company for Cause or resignation without Good Reason, your Annual Bonus for the year of termination (items described in this clause (v), the “Bonus Severance”), pro-rated based on the portion of the calendar year during which you were employed and based on actual performance, to be paid when the Company pays bonuses to active employees (other than Bonus Severance, collectively, the “Accrued Benefits”).

Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated at any time by the Company without Cause or you resign for Good Reason, then the Company will provide you the following payments and benefits (the “Severance Benefits”): (1) an amount (the “Standard Severance”) equal to 100% of your then-current Base Salary (without giving effect to reduction that is the basis for your resignation for Good Reason), payable in substantially equal instalments over a period of twelve (12) months commencing on the Payment Date (as defined below); provided, however, that the severance due to you will be an amount equal to two times the sum of your then-current Base Salary (without giving effect to reduction that is the basis for your resignation for Good Reason) plus your target Annual Bonus (the “CIC Severance”) (payable in substantially equal instalments over a period of twelve (12) months commencing on the Payment Date) if your employment is terminated by the Company without Cause or by you for Good Reason either (A) within the 120-day period prior to a Corporate Transaction, as defined in the Plan, that is a change in control under Treas. Reg. Section 1.409A-3(i)(5) or (B) within 12 months following any Corporate Transaction, as defined in the Plan, that is a change in control under Treas. Reg. Section 1.409A-3(i)(5) (such termination, a “Change in Control Termination”); (2) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible depends as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) 12 months following such date and (y) the date you become eligible for continued coverage under a subsequent employer’s health plan and (3) if your termination is a Change in Control Termination, any outstanding Annual RSUs and Sign-On RSUs will become fully vested.

Notwithstanding anything herein to the contrary, you will not be entitled to receive the Severance Benefits and Bonus Severance or any other payment or benefit triggered upon termination of employment (other than the Accrued Benefits) unless, following the termination date, you, or in the event of your death or Disability, your legal representatives, have executed and not revoked a general release of claims substantially in the form attached hereto as Exhibit B (the “Release”). You will have no duty to mitigate by seeking other employment or otherwise and no compensation earned by you from other employment, a consultancy or otherwise will reduce the Severance Benefits you may be entitled to receive under this offer letter. The Severance Benefits will be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”), provided that if the period during which you may deliver the Release spans two calendar years, the Payment Date will be no earlier than January 1 of the second calendar year. In the event the Change in Control Termination occurs within the 120-day period prior to a Corporate Transaction that is a change in control under Treas. Reg. Section 1.409A-3(i)(5), the Standard Severance will begin to be paid on the Payment Date and the portion of the CIC Severance that is in excess of the Standard Severance will begin to be paid upon consummation of the Corporate Transaction.

For purposes of this offer letter, “Cause” means: (i) your material misconduct, embezzlement, gross negligence or a willful act of dishonesty by you in connection with the performance of your duties hereunder; (ii) your conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (iii) your material breach of any material Company policy communicated to you, including but not limited to those relating to insider trading, sexual harassment or discrimination based on age, sex, race, religion, or national origin; (iv) your willful refusal to follow the lawful directives of the Board after written notice; (v) your engagement in any sexual relations or other romantic relationship with any employee of the Company or any of its affiliates; or (vi) your dishonest, fraudulent, or otherwise materially improper conduct that that has a material adverse effect on the Company.

For purposes of this offer letter, “Good Reason” means the occurrence of any of the following without your consent: (i) a material diminution in your duties, authority and responsibilities; (ii) a material diminution in your Base Salary or target Annual Bonus opportunity; (iii) a requirement that you report to anyone other than the Board; (iv) a material breach by the Company of the terms of this offer letter or any other material written agreement between you and the Company; or (v) the relocation of your principal executive offices by more than 50 miles from its current location. No event or condition will constitute Good Reason unless and until you have provided the Company with written notice of the event or condition no later 60 days after the first occurrence and the Company has failed to fully remedy such event or condition within 30 days of receiving such notice, and you must have terminated your employment with the Company within 60 days after the expiration of the 30-day remedial period.

7.    Company Policies and Procedures. Your employment will be subject to the Company’s standard policies and procedures, as they may be reasonably amended, changed or discontinued at any time and such other reasonable rules and regulations as may be adopted or amended in the Company’s sole discretion. In furtherance of the foregoing, you agree that you will execute Company’s standard confidentiality and inventions agreement(s). For avoidance of doubt, the terms of such agreements will not deemed to contradict or expand non-competition and non-solicitation covenants to which you are subject under the terms of Section 10 of this Agreement.

8.    Section 409A. The Severance Benefits and other payments under this offer letter triggered on a termination of employment will begin only after the date of your “separation from service” (determined as set forth below), which occurs on or after date of the termination of your employment, and will be subject to the provisions of this Section 9. The intent of the parties is that payments and benefits under this offer letter comply with, or are exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this offer letter will be interpreted to be in compliance therewith. For purposes of Section 409A, your right to receive any installment payments pursuant to this offer letter will be treated as a right to receive a series of separate payments. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

For purposes of this offer letter, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) will be interpreted to mean a “separation from service” within the meaning of Section 409A. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments will be made on the dates and terms set forth in this offer letter.

If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then: (i) each installment of the Severance Benefits that, in accordance with the dates and terms set forth in this offer letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) will be treated as a “short-term deferral” within the meaning of Treas. Reg. Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and will be paid on the dates and terms set forth in this offer letter; and (ii) each installment of the Severance Benefits that is not described in clause (i) above and that would, absent this clause (ii), be paid within the six-month period following your “separation from service” from the Company will not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this offer letter; provided, however, that the preceding provisions of this clause (ii) will not apply to any installment of the Severance Benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treas. Reg. Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treas. Reg. Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

The determination of whether and when your “separation from service” from the Company has occurred will be made in a manner consistent with, and based on the presumptions set forth in, Treas. Reg. Section l.409A-1(h). Solely for purposes of this paragraph, “Company” will include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

All reimbursements and in-kind benefits provided under this offer letter will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (1) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (2) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (3) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

9.    Section 280G. Notwithstanding anything to the contrary contained in this offer letter, to the extent that any of the payments and benefits provided for under this offer letter or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be reduced to the extent necessary so that no portion of such Payments retained by you will be subject to excise tax under Section 4999 of the Code; provided, however, such reduction will only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this offer letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent permitted by applicable law, and not a violation of Sections 280G, 409A or 4999 of the Code, you will be entitled to elect the order in which payments will be reduced. If you electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Sections 280G or 4999 of the Code, payments will be reduced in the following order (i) severance payment based on multiple of Base Salary and/or Annual Bonus; (ii) other cash payments; (iii) any pro-rated Annual Bonus paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treas. Reg. Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treas, Reg. Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treas. Reg. Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions will be from the last due payment to the first.

10.  Restrictive Covenants. (a) While you are employed by the Company and for a period of twelve months after termination of your employment, you will not, without the Company’s express prior written consent, directly or indirectly participate in the ownership, management, operation or control of any business entity, other than an affiliate of the Company, or engage in, or be paid or employed by, or otherwise become associated with or provide assistance to, as an employee, consultant, advisor, lender, investor, agent, associate, principal, representative or in any other capacity, any business or other third party engaged in a business that is in direct competition with the material business of the Company or any of its affiliates anywhere in the world (including selling or licensing software to insurance companies to manage policy administration, claims management and billing functions), including entities listed on Schedule B(I) and (II) or to any of their affiliates. You further agree that during your employment with Company and for a period of one year after termination of your employment with the Company for any reason, you will not directly or indirectly, or in any capacity, individually or in any corporation, firm, association or other business entity, solicit (x) for the purpose of competing with the Company, (y) to induce or attempt to induce such person to cease doing business with the Company, or (z) so as to interfere with the relationship between any such person and the Company, in each case, any business from or perform services for any customer, prospective customer, broker, client, and/or strategic partner of the Company or any of its affiliates with whom or which you were involved or had material contact with during your employment with the Company. Notwithstanding anything herein to the contrary, nothing will prevent you from (i) acquiring securities representing not more than 2% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market, (ii) investing in hedge or private equity funds or other similar alternative investment vehicles as long as such investment represents less than 2% of the equity interests in any such fund or vehicle and you do not play any active role in the activities of the fund or vehicle, or (iii) providing services to an entity that does compete with the business of the Company or any of its affiliates as long as such lines of business represent in the aggregate less than 10% of the revenue of such employer and you do not supervise such lines of business at less than two levels above the active day-to-day operations of the lines of business that compete with the business of the Company; provided that this exception does not apply to the entities listed on Schedule B(I) or to any of their affiliates.

(b) During your employment with the Company and for a period of one year after the date of termination of your employment with the Company for any reason, you will not, directly or indirectly, hire, solicit or attempt to solicit for employment or to retain as an independent contractor any person then employed by the Company or any person who was previously employed by the Company during the six-month period immediately preceding such solicitation and with whom you had material contact during your employment, for your own benefit or for the benefit of any other person or entity. Except as permitted herein, you further agree that, should you be approached by a person who is or was an employee of the Company during the six-month period immediately preceding your termination of employment with the Company for any reason, you will not offer to nor employ or retain as an independent contractor any such person for a period of one year following the termination of your employment with the Company for any reason. The foregoing will not prohibit you from (i) soliciting or hiring any individual who served at any time during your employment as your personal secretary and/or assistant, (ii) following your termination from employment with the Company, serving solely as a reference for any employee of the Company or its subsidiaries as long as in serving as a reference you do not take any actions that encourages such employee to terminate the employee’s employment with the Company, (iii) encouraging an employee to leave employment with the Company and its subsidiaries in the good faith performance of your duties to the Company, for example, as part of your responsibility to terminate an employee’s employment, or (iv) general advertisement or solicitation for employment that is not specifically directed at employees of the Company (provided, you do not hire such a person). In addition, for a period of one year after the date of termination of your employment with the Company for any reason, you will not, directly or indirectly, interfere with the Company’s relationship with any person or entity that was engaged by the Company as an independent contractor during the six-month period immediately preceding your termination of employment.

11.  Indemnification; D&O Insurance. On the Effective Date, you and the Company will enter into the indemnification agreement (“Indemnification Agreement”) substantially in the form attached hereto as Exhibit C. You will be covered by the directors and officers insurance coverage maintained by the Company for its directors and officers including, to the extent provided under such insurance, coverage for actions, suits or proceedings brought after your employment with the Company but relating to periods during your employment with the Company. The provisions of this paragraph will survive termination of your employment and will remain in effect through any applicable statutes of limitation.

12.  Notices. All notices or other communications required or permitted to be given under this offer letter must be in writing and will be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and by email and will be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you must be sent to your most recent residence and personal email address on file with the Company. Notice to the Company must be sent to its physical address set forth on the first page hereto and addressed to the Chairman of the Board at the email address provided by the Company.

13.  Governing Law. This offer letter will be governed by and construed in accordance with the laws of the State of New Jersey, without regarding to the conflict of laws provisions thereof.

14.  Legal Fees. The Company will promptly reimburse you for your reasonable legal fees expended or incurred by you in connection with negotiating the terms of this offer letter and related documents (including award agreements under the Plan) up to $10,000, payable within 30 days of your submission of documentation of such fees.

15.  Entire Agreement; Miscellaneous. This offer letter constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The terms of this offer letter may only be modified in a writing signed by you and a member of the Board. The invalidity or unenforceability of any provision or provisions of this offer letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. By entering into this offer letter and commencing employment with the Company, you represent that you are not bound by any employment contract, restrictive covenant or other restriction that prevents you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with this offer letter. This offer letter is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives, provided that the Company may only assign this offer letter and its obligations hereunder to any successor to all or substantially all of the Company’s business or assets if such successor expressly agrees in writing to assume such obligations. This offer letter may be executed in any number of counterparts, all of which taken together will constitute one instrument. Execution and delivery of this offer letter by facsimile or other electronic signature is legal, valid and binding for all purposes.

16.  Representations and Covenants by the Executive. You hereby represent and warrant that: (i) your execution, delivery and performance of this offer letter does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company or any affiliate thereof, or your ability to compete freely with any other person, (iii) you are not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, and (iv) you have the legal capacity to execute this offer letter. There is no action or proceeding pending or, to your actual knowledge, threatened against you that would prevent, hinder or materially delay the performance by you of any of its obligations hereunder.

We are very excited about having you join the Company and I anticipate that you will make many important contributions to the Company and its strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this offer letter.

Very truly yours,

MAJESCO

	By:	/s/ Ketan Mehta
	Name:	Ketan Mehta
	Title:	CEO
Accepted and agreed:

/s/ Adam Elster
Adam Elster

Exhibit A

RSU Agreement

MAJESCO
2015 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD

Unless otherwise defined herein, the terms defined in the Majesco (the “Company”) 2015 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”).

Name:	Adam Elster

Address:

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Restricted Stock Unit Award Agreement (the “Award Agreement”).

Grant Number:

Number of RSUs:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Award Agreement, the RSUs will vest in three equal instalments on each of the first three anniversaries of the Vesting Commencement Date

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

Participant understands that Participant’s employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Award Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company. Participant also understands that this Notice is subject to the terms and conditions of both the Award Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Award Agreement and the Plan. By accepting this RSU, Participant consents to the electronic delivery as set forth in the Award Agreement.

MAJESCO

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Majesco (the “Company”) 2015 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Award Agreement.

1.          Settlement. Settlement of RSUs (to the extent vested) shall be made within 30 days following each applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares. Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.

2.          No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3.          Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant with respect to the RSUs.

4.          Non-Transferability of RSUs. RSUs may not be transferred in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.          Termination. Unless otherwise determined by the Committee or provided in the Participant’s Offer Letter, dated September 20, 2018, if Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6.          Withholding Taxes. Prior to the settlement of Participant’s RSUs, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company in such manner as allowed pursuant to Section 12 of the Plan. In this regard, Participant authorizes the Company to withhold all applicable withholding taxes (in its sole discretion) from Participant’s wages, other cash compensation paid to Participant by the Company or from the Shares required to be delivered hereunder in settlement of RSUs. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the tax withholding as described in this Section.

7.          Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Award Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

8.          Entire Agreement; Enforcement of Rights. This Award Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Unless specifically referred to herein, any prior agreements, commitments or negotiations concerning the grant of the RSUs hereunder are superseded. No modification of or amendment to this Award Agreement, nor any waiver of any rights under this Award Agreement, shall be effective unless in writing and signed by the parties to this Award Agreement. The failure by either party to enforce any rights under this Award Agreement shall not be construed as a waiver of any rights of such party.

9.          Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

10.         Governing Law; Severability. If one or more provisions of this Award Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Award Agreement, (ii) the balance of this Award Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Award Agreement shall be enforceable in accordance with its terms. This Award Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

11.         No Rights as Employee, Director or Consultant. Nothing in this Award Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.

12.        Section 409A Compliance. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Award Agreement and no payment shall be due to the Participant under this Award Agreement on account of a separation from service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Award Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice and this Award Agreement. By acceptance of this RSU, Participant consents to the electronic delivery of the Notice, this Award Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.

Exhibit B

Release

GENERAL RELEASE

In consideration for Majesco (the “Company”) paying or providing, as applicable, Adam Elster (“Executive”) the Severance Benefits, as defined in the offer letter by and between the Company and the Executive, dated as of September 20, 2018 (the “Offer Letter”), Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company or any of its respective subsidiaries, affiliates or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives in their capacities as such (collectively, the “Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims, actual or potential, which in any way arise from or are related to Executive’s relationship with the Company, including, without limitation, relating to Executive’s compensation, the termination of the employment relationship, or any other conduct of the Company occurring prior to the execution of this General Release. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Federal False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Sarbanes-Oxley Act of 2002; and any other federal, state or local laws of similar effect. Notwithstanding the generality of the foregoing, Executive does not release any claims which Executive may have to the following (collectively, the “Unreleased Claims”): (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (ii) Executive’s right to continued participation in the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iii) Executive’s right to any Severance Benefits or Accrued Benefits, as defined in the Offer Letter, (iv) Executive’s right to any equity-based or similar type of award or incentive granted to Executive during employment with the Company (or any related agreement, arrangement or understanding with any Releasee), (v) Executive’s right to indemnification under the Indemnification Agreement, as defined in the Offer Letter, (vi) Executive’s right to enforce the terms of this General Release, (vii) claims arising after the date Executive signs this General Release, (viii) claims that cannot lawfully be released or (ix) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment. The matters that are the subject of the releases referred to above (and, for the avoidance of doubt, excluding any Unreleased Claims) shall be referred to collectively as the “Released Matters.”

2.          Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court regarding any claims released in this General Release, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this General Release and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this General Release (including any Unreleased Claim), (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) Executive is executing this General Release voluntarily and without any duress or undue influence on the part or behalf of the Company, with full understanding of the terms and consequences, and (e) upon the execution and delivery of this General Release by the Executive, this General Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

3.          Executive understands and acknowledges that:

(a)          This General Release constitutes a voluntary waiver of any and all rights and claims Executive has against the Releases, or any of them, as of the date Executive executes this General Release, for claims arising under the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

(b)          Executive has waived rights or claims pursuant to this General Release and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c)          Executive is hereby advised to consult with an attorney of Executive’s choosing concerning this General Release prior to executing it.

(d)          Executive has been afforded a period of [twenty-one (21) / forty-five (45)] days to consider the terms of this General Release and in the event Executive should decide to execute this General Release in fewer than [twenty-one (21) / forty-five (45)] days, Executive has done so with the express understanding that Executive has been given and declined the opportunity to consider this General Release for a full [twenty-one (21) / forty-five (45)] days, and waives the balance of the [twenty-one (21) / forty-five (45)] day period.

(e)          Executive may revoke this General Release at any time during the seven (7) days following the date of execution of this General Release, and this General Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if Executive does not sign this General Release or Executive signs and subsequently revokes this General Release before it becomes effective, Executive shall not be entitled to any of the Severance Benefits or to Bonus Severance.

*            *            *            *            *

EXECUTIVE

Adam Elster
Date: [INSERT DATE]

Exhibit C

The form of Indemnification Agreement is incorporated by reference to Exhibit 10.1 to Majesco’s Registration Statement on Form S-4 (File No. 333-202180), filed with the SEC on April 1, 2015).